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                                                                  Exhibit 10.10

                                    AGREEMENT

         This Agreement, as amended and restated the _____ day of _____________, 1998 (the Agreement"), by and between Service Merchandise Company, Inc., a Tennessee corporation (the "Company"), and _______________________ (the "Executive").

                                    RECITALS

         WHEREAS, the Executive is currently employed by the Company;

         WHEREAS, the Company and the Executive wish to set forth their respective rights and obligations in the event the Executive's employment is terminated and to provide for salary continuation on the terms and under the circumstances set forth herein; and

         WHEREAS, the Company and the Executive wish to amend and to restate this Agreement as of the date set forth above;

         NOW, THEREFORE, in consideration of the premises hereof and of the mutual promises and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

         1. Compensation on Termination of Employment (Except Within Two Years Following a Change of Control).

         This Section 1 shall apply to termination of the Executive's employment prior to a Change of Control (as hereinafter defined in Section 2) and to termination of the Executive's Employment more than two (2) years following a Change of Control. This Section 1 shall not apply to termination of Executive's employment during the Change of Control Period (as hereinafter defined in Section 2):

            (a) Disability. If the Executive's employment with the Company is terminated by the Executive or the Company due to the Executive's inability to perform Executive's duties as a result of physical or mental incapacity ("Disability"), the Executive shall be paid such amounts, if any, as the Executive is entitled to receive under the Company's disability insurance policies then in effect for Company officers, but shall be entitled to no further compensation or benefits (unless previously accrued under the Company's benefit plans).

            (b) Other Termination Not Giving Rise to Salary Continuation. If the Executive's employment shall be terminated for Cause (as hereinafter defined) or if the Executive dies or if the Executive terminates Executive's employment for any reason, the Company shall pay the Executive any installments of Executive's base salary as then in effect that would



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         otherwise be due through the date on which Executive's employment is terminated. The Company shall then have no further obligations to the Executive under this Agreement except that in the event of termination by death, the Executive's estate or beneficiaries, as the case may be, shall be paid such amounts as may be payable to the Executive under the Company's insurance policies and/or other benefit plans. For the purposes of this Agreement, the Company shall have "Cause" to terminate the Executive's employment upon (i) the willful engaging by the Executive in misconduct materially injurious to the Company, (ii) acts of dishonesty or fraud by the Executive, or (iii) the willful violation by the Executive of the provisions of Section 4 or Section 5 hereof.

            (c) Termination Giving Rise to Salary Continuation. If the Company shall terminate the Executive's employment with the Company for any reason other than due to the Executive's death or Disability or for Cause, then, subject to the compliance by the Executive with the provisions of Sections 4 and 5 hereof, the Company shall pay, as salary continuation, to the Executive an amount equal to two (2) times the Executive's maximum annual salary paid during the prior five (5) year period (inclusive of bonuses paid to Executive during the 12-month period preceding the date of termination, but excluding unearned bonuses negotiated by Executive at the time of the Executive's employment with the Company), payable, at Company's option, (A) in a lump sum or (B) in twenty-four (24) equal monthly installments, but no other compensation or benefits (unless accrued under the Company's benefit plans prior to the date of termination of employment or as provided in Section 1(d) hereof) shall be paid to the Executive.

            (d) Healthcare Coverage. If the Executive's employment with the Company is terminated by the Company for any reason other than due to the Executive's death or Disability or for Cause, the Company will reimburse the Executive for the premium paid by the Executive for continued coverage for the Executive (and any dependents of the Executive covered by the Company's healthcare plans at the time the Executive's employment was terminated) under the Company's healthcare plan pursuant to "COBRA" (or any other mandatory healthcare continuation law then in effect), such coverage then being substantially similar to that provided by the Company to its senior executives and their eligible dependents. The Executive will be entitled to reimbursement for such coverage for the period commencing with the date of termination of employment and ending on the earlier of
         (i) the second anniversary of termination of employment, or (ii) the date the Executive becomes eligible to receive any healthcare coverage from another employer of the Executive or Executive's spouse, or any governmental entity, that does not contain any exclusion or limitation with respect to any pre-existing condition of the Executive or Executive's covered dependents. If the Executive (or Executive's dependents covered at the time of termination of employment) elects not to continue coverage under COBRA (or any other mandatory healthcare continuation law then in effect) or is not eligible to continue coverage under such healthcare continuation law, and is otherwise eligible under this Section l(d), the Company will reimburse the Executive for the cost of purchasing substantially similar coverage or a supplement required to achieve substantially similar coverage under another arrangement



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         approved by the Company for the same period; however, such reimbursement shall be limited to the then current premium charged to others by the Company for substantially similar coverage under COBRA (or other mandatory healthcare continuation law then in effect). Any amount payable to the Executive shall be subject to withholding of applicable taxes as provided in Section 9 hereof. In the event of Executive's death following termination giving rise to the benefit described in this Section l(d), but before the expiration of such benefits, Executive's dependents shall be entitled to such benefits.

            (e) Sole Remedy. The Executive hereby agrees that amounts payable under this Section 1 shall be Executive's sole and exclusive remedy against the Company on account of termination of employment prior to a Change of Control and on account of termination of employment more than two (2) years following a Change of Control.

         2. Compensation on Termination of Employment Within Two Years Following A Change of Control.

         This Section 2 shall apply to termination of Executive's employment during the "Change of Control Period" (as defined in this Section 2). This
Section 2 shall not apply to termination of Executive's employment prior to a Change of Control or more than two (2) years following a Change of Control:

            (a) Definition of Certain Terms.

                (i) "Good Reason" shall mean the occurrence or continuation, without consent of Executive, after a Change of Control, of any of the following events within the Change of Control Period:

                    (A) the assignment to Executive of any duties inconsistent with the customary powers and duties that Executive held immediately prior to the Change of Control, or an adverse change in the status, position or conditions of Executive's employment or the nature of Executive's responsibilities in effect immediately prior to such Change of Control, or any removal of Executive from, or any failure to re-elect Executive to, any of such positions;

                    (B) a reduction by the Company in Executive's annual base
                salary as in effect immediately prior to such Change of Control;

                    (C) the relocation of Executive's principal office to a
                location outside a 35 mile radius from Executive's principal office immediately prior to such Change of Control, except for required travel on the Company's business to an extent substantially consistent




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                with Executive's business travel obligations immediately prior to such Change of Control;

                    (D) the failure by the Company to continue in effect any
                benefit or compensation plan in which Executive participates immediately prior to the Change of Control which is material to Executive's total compensation, including but not limited to any stock or stock option, employee stock ownership, bonus, insurance, disability and vacation plans which the Company currently has or any substitute or additional plans adopted prior to the Change of Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan or plans) has been made with respect to such plan, or the failure by the Company to continue Executive's participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of Executive's participation relative to other participants, as in existence immediately prior to such Change of Control; or

                    (E) the failure of the Company to obtain an agreement from any successor to assume and agree to perform this Agreement as contemplated herein.

                (ii) A "Change of Control" shall be deemed to have taken place if (i) any person or entity, including a "group" as defined in
            Section 13(d)(3) of the Securities and Exchange Act of 1934, other than Company or a wholly-owned subsidiary thereof or any employee benefit plan of Company or any of its it subsidiaries, becomes the beneficial owner of the Company securities having 20% or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors of the Company (other than as a result of an in issuance of securities initiated by the Company in the ordinary course of business); or
            (ii) as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions less than a majority of the combined voting power of the then outstanding securities of the Company or any successor corporation or entity entitled to vote generally in the election of the directors of the Company or such other corporation or entity after such transaction are held in the aggregate by the holders of the Company's securities entitled to vote generally in the election of directors of the Company immediately prior to such transaction; or (iii) during any period of two consecutive years, individuals who at the beginning of any such period constitute the Board of Directors of the Company cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company's shareholders, of each director of the Company first elected during such



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            period was approved by a vote of at least two-thirds of the directors of the Company then still in office who were directors of the Company at the beginning of any such period.

                (iii) "Change of Control Period" shall mean the two (2) year period following a Change of Control.

                (iv) "Change of Control Severance Benefits" shall mean all of the following payments:

                    (A) any installments of Executive's base salary through the date of termination of employment at the rate in effect at the time the Notice of Termination is given,

                    (B) the Special Termination Payment; and

                    (C) the Medical Benefits.

                (v) "Change of Control Date" shall mean the date on which a
            Change of Control occurs.

                (vi) "Medical Benefits" shall mean the reimbursement for
            continued medical coverage for Executive and Executive's dependents described in Section 1(d) hereof.

                (vii) "Notice of Termination" shall refer to written notice described in Section 2(d) indicating the specific termination provision of this Agreement relied upon, setting forth in reasonable detail the facts and circumstances claimed to provide the basis for termination of Executive's employment under the provision so indicated and stating the date of termination.

                (viii) "Special Termination Payment" shall mean an amount
            payable in a single lump sum equal to the product of (x) the sum of the Executive's maximum annual salary paid during the five (5) year period preceding the date of termination (inclusive of bonuses paid to Executive during the 12-month period preceding the date of termination, but excluding unearned bonuses negotiated by Executive at the time of Executive's employment with the Company), multiplied by (y) the number three (3).

         (b) Termination Not Giving Rive To Special Termination Payments or Medical Benefits. If Executive's employment is terminated during the Change of Control Period for Cause (as defined in Section 1(b), or on account of Disability (as defined in Section 1(a)), or if Executive dies during the Change of Control Period, or if Executive terminates Executive's employment during the Change




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of Control Period without Good Reason, the Company shall pay to Executive any installments of Executive's base salary as then in effect that would otherwise be due through the date on which Executive's employment is terminated. The Company shall then have no further obligations to the Executive under this Agreement (unless accrued under the Company's benefit plans) except that in the event of termination by death, the Executive's estate or beneficiaries, as the case may be, shall be paid such amounts as may be payable to the Executive under the Company's insurance policies and/or other benefit plans, and except that in the event of termination by Disability, the Executive shall be paid such amounts as Executive is entitled to receive under the Company's disability insurance policies and plans then in effect covering the Executive.

         (c) Termination Giving Rise to Change of Control Severance Benefits. If the Executive's employment is terminated by the Company during the Change of Control Period for any reason other than Cause, death of the Executive or Disability, or if the Executive terminates his employment during the Change of Control Period for Good Reason, then Executive shall be entitled to receive the Change of Control Severance Benefits, all of which (except the Medical Benefits) shall be paid to Executive within ten (10) days following the date of termination.

         (d) Notice of Termination. Any termination of Executive's employment by the Company or by Executive pursuant to this Section 2 shall be communicated by written notice of termination (the "Notice of Termination") to the other party hereto, which shall indicate the specific termination provision in the Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment and shall state the date of termination.

         (e) Sole Remedy. The Executive hereby agrees that the Change of Control Severance Benefits shall be Executive's sole and exclusive remedy against the Company or any successor on account of termination of employment during the Change of Control Period.

3.  Certain Reduction in Payments by the Company.

         (a) Definition of Certain Terms.

             (i) A "Payment" shall mean any payment or distribution in the nature of compensation to or for the benefit of Executive, whether paid or payable pursuant to this Agreement or otherwise.

             (ii) An "Agreement Payment" shall mean a Payment paid or payable on account of termination of employment during the Change in Control Period pursuant to Section 2 of this Agreement (disregarding the reduction provided by Section 3(b)).

             (iii) "Net After Tax Receipt" shall mean the Present Value (as defined below) of all Payments that are contingent on a Change of Control within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), net of all taxes imposed on




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         Executive with respect thereto under Sections 1 and 4999 of the Code, determined by applying the highest marginal rate under Section 1 of the Code which applied to Executive's taxable income for the immediately preceding taxable year.

             (iv) "Present Value" shall mean such value determined in accordance with Section 280G(d)(4) of the Code.

             (v) "Reduced Amount" shall mean the smallest aggregate amount of Agreement Payments which (a) is less than the sum of all Agreement Payments and (b) results in aggregate Net After Tax Receipts which are equal to or greater than the Net After Tax Receipts which would result if the aggregate Agreement Payments were any other amount less than the sum of all Agreement Payments.

             (b) Limitation on Agreement Payments. It is intended that all Agreement Payments hereunder, together with all other Payments to Executive contingent upon or in connection with a Change of Control, are reasonable compensation for Executive's service to Company and its subsidiaries. Notwithstanding the foregoing, should Company determine, based upon the opinion of the independent accounting advisors of Company immediately prior to the Change of Control ("Accounting Firm"), that the Agreement Payments and other Payments, together with any other amounts received by Employee that must be included in such determination, would result in the payment of an "excess parachute payment" as defined in Section 280G of the Code, then Company will reduce the Agreement Payments to a Reduced Amount which cannot be less than the maximum amount that would permit a determination that Employee has not received an excess parachute payment under the foregoing Code provision. Such reduction will be made if, but only if, the amount payable to Employee hereunder without regard for the foregoing reduction would result in Net After Tax Receipts which are less than the Net After Tax Receipts that would result after taking into account any such reduction.

             (c) Opinion of Accounting Firm. Company may reduce the Agreement Payments pursuant to this Section 3 only if within thirty (30) days of Executive's termination it provides Executive with an opinion of the Accounting Firm that Executive will be considered to have received "excess parachute payments" as defined in Section 280G of the Code if Executive were to receive the full amounts owing pursuant to the terms of this Agreement and that the Reduced Amount proposed to be paid by the Company will result in Net After Tax Receipts that are equal to or greater than the Net After Tax Receipts which would result from reduction in the Agreement Payments by any other amount.

         4.  Unauthorized Disclosure.

             (a) During the period in which the Executive is employed by the Company, the Executive shall not, without the prior written consent of the Board of Directors, or a person authorized thereby, disclose to any person, other than a person to whom disclosure is



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         necessary or appropriate in connection with the performance by the
         Executive of Executive's duties as an officer of the Company, or its subsidiaries or its affiliates, any confidential information obtained by Executive while in the employ of the Company with respect to any of the Company's products, improvements, formulae, designs or styles, processes, customers, methods of marketing or distribution, systems, procedures, plans, proposals, policies or methods of manufacture, the disclosure of which Executive knows, or should have reason to know, will be damaging to the Company or its subsidiaries or its affiliates, nor shall Executive make any false statements regarding the Company or its subsidiaries or its affiliates or take any other action which Executive knows, or should have reason to know, will be damaging to the Company or its subsidiaries or its affiliates; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosures by the Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Company. Following the termination of the Executive's employment with the Company for any reason, the Executive shall not disclose any confidential information of the type described above or take any action of type described above except as may be required in the opinion of the Executive's counsel in connection with any judicial or administrative proceeding or inquiry. The provisions of this Section 4 shall be binding upon the Executive's heirs, successors and legal representatives.

            (b) Company agrees to refrain from making derogatory or defamatory statements about or concerning Executive.

         5. Non-Competition. During the period in which the Executive is employed by the Company and for a period of one (1) year following any termination giving rise to salary continuation payments pursuant to Section 1(c) or to Change of Control Severance Benefits pursuant to Section 2(c), the Executive will not (a) directly or indirectly own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director or otherwise with, or have any financial interest in, or aid or assist anyone else in the conduct of, any business which is in substantial competition with any business conducted by the Company or by any group, division or subsidiary of the Company in any area where such business is being conducted at the time of such termination (provided that ownership of five percent (5%) or less of the voting stock of any publicly held corporation shall not constitute a violation hereof) or (b) directly or indirectly employ, solicit for employment, or advise or recommend to any other persons that they employ or solicit for employment, any employee of the Company or any of its subsidiaries or affiliates.

         6. Specific Performance. The Executive acknowledges and agrees that, in the event of a breach of Section 4 or Section 5 hereof by the Executive, the Company would be irreparably harmed and that monetary damages would be an inadequate remedy in favor of the Company. Accordingly, the Executive and the Company agree that in the event of such a breach, the Company shall be entitled to injunctive relief against the Executive.



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         7. Binding Agreement. This Agreement and all obligations of the Company hereunder shall be binding upon the successors and assigns of the Company. This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

         8. Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:

            If to the Executive:

            [Name]
            [Address]

            If to the Company:

            Service Merchandise Company, Inc.
            7100 Service Merchandise Drive
            Brentwood, Tennessee 37027

            Attn: General Counsel

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

         9. Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement, all federal, state, city or other taxes as shall be required pursuant to any law or government regulation or ruling.

         10. Governing Law. This Agreement shall be construed according to the laws of Tennessee, without giving effect to the principles of conflicts of laws of such State.

         11. Amendment, Modification, Waiver. This Agreement may not be amended except by the written agreement of the parties hereto. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. However, notwithstanding anything in this Agreement to the contrary, if in the opinion of the Company's accountants, any provision of this Agreement would preclude the use of "pooling of interest" accounting treatment for a Change of Control transaction



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that (i) would otherwise qualify for such accounting treatment and (ii) is contingent upon qualifying for such accounting treatment, then to the extent any provision of this Agreement disqualifies the transaction as a "pooling of interest" transaction (including, if applicable, the entire Agreement), such provision(s) shall be null and void as of the date hereof.

         12. Binding Effect. This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided for herein. Without limiting the generality of the foregoing, Executive's right to receive payments hereunder shall not be assignable, transferable or delegable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by his will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this paragraph, the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

         13. Entire Contract. This Agreement constitutes the entire agreement and supersedes all other prior agreements, employment contracts and understandings, both written and oral, express or implied with respect to the subject matter of this Agreement, including, without limitation, any employment agreement or any severance or indemnification, by and between the Company and the Executive, all of such agreements being rendered null and void by this Agreement.

         14. Term. This Agreement shall be terminable only upon the occurrence of any one of the following events: (a) the termination of Executive with payment in full of all the payments/benefits described in Sections 1 or 2 hereof as appropriate; or (b) the Company (or its successor in interest) and Executive so agree in writing; provided, however, that the provisions of Sections 4 and 5 hereof shall survive without limitation.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.



                                       SERVICE MERCHANDISE COMPANY, INC.

                                       By:
                                          -------------------------------------

                                       Accepted and Agreed:

                                       ----------------------------------------





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